Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 110056
PROSPECTUS SUPPLEMENT
(To prospectus dated November 4, 2003)
U.S.$350,000,000
Province of Manitoba
(Canada)
4.45% Global Debentures Series FD due April 12, 2010

        The Province will pay interest on the debentures semi-annually in arrears on April 12 and October 12 of each year, beginning on October 12, 2005. The Province may not redeem the debentures prior to maturity.
      The Province is offering the debentures for sale in the United States and elsewhere where offers and sales of the debentures are permitted. A listing agent in Luxembourg, on behalf of the Province, has applied to have the debentures listed on the Luxembourg Stock Exchange.

	Per Debenture	Total

Public offering price (1)	99.858%	U.S.$	349,503,000
Underwriting discount	0.175%	U.S.$	612,500
Proceeds, before expenses, to the Province	99.683%	U.S.$	348,890,500

(1)	Plus accrued interest from April 12, 2005, if settlement occurs after that date
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The debentures will be ready for delivery in book-entry form only through The Depository Trust Company, The Canadian Depository for Securities Limited, Euroclear or Clearstream, Luxembourg, as the case may be, on or about April 12, 2005.

CIBC World Markets		Citigroup
Credit Suisse First Boston	Merrill Lynch & Co.	National Bank Financial
RBC Capital Markets		TD Securities
Scotia Capital
Bank of Montreal	Casgrain & Company (USA) Limited	WestLB AG

The date of this prospectus supplement is April 5, 2005.

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
      You should read this prospectus supplement together with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. The Province has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement and the information contained in the accompanying prospectus is accurate only as of the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of the debentures.
      The Province is offering to sell the debentures and seeking offers to buy the debentures only in jurisdictions where offers and sales are permitted.
      The debentures described in this prospectus supplement and the accompanying prospectus constitute a separate issue of debt securities of the Province. The debt securities of which the debentures form a part were registered under Registration Statements Nos. 333-101096 and 333-110056 in accordance with the U.S. Securities Act of 1933.
      The Province is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the debentures. The Province confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts which, because of their omission, make this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.
FORWARD-LOOKING STATEMENTS
      This prospectus supplement contains forward-looking statements. Statements that are not historical facts, including statements about the Province’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Province undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. The Province cautions you that actual results could differ materially from those suggested in any forward-looking statement.

USE OF PROCEEDS
      The net proceeds of the sale of the debentures will be approximately U.S.$348,735,500, after deduction of underwriting discounts and commissions and certain expenses payable by the Province estimated at U.S.$155,000. The Province will use the proceeds to fund advances to The Manitoba Hydro-Electric Board, which in turn will use the advances to repay outstanding debt and fund its capital program.

DESCRIPTION OF THE DEBENTURES
      This prospectus supplement describes the terms of the debentures in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.
      The debentures will be issued subject to a fiscal agency agreement, to be dated as of April 12, 2005, among the Province, Citibank, N.A., as fiscal agent, transfer agent, registrar and principal paying agent, and Dexia Banque Internationale à Luxembourg, société anonyme, as additional paying agent and transfer agent. Holders of debentures will be bound by, and deemed to have notice of, the provisions contained in the fiscal agency agreement. A copy of the fiscal agency agreement may be obtained from the office of the Luxembourg paying agent.
Payment Terms
      The debentures will:

•	be issued in an aggregate principal amount of U.S.$350,000,000;

•	mature at par on April 12, 2010;

•	bear interest at 4.45% per year, accruing from April 12, 2005;

•	pay interest in U.S. dollars on April 12 and October 12 of each year, commencing on October 12, 2005, in immediately available funds. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any payment date is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, the Province will make the payment on the next banking day at such place and no interest on the debentures will accrue as a result of the delay in payment;

•	pay interest to persons in whose names the debentures are registered at the close of business on March 28 or September 27, as the case may be, next preceding each interest payment date; and

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund.
Ranking
      The debentures will:

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of the Province backed by the full faith and credit of the Province; and

•	be equal in right of payment among themselves with all of the Province’s present and future unsecured and unsubordinated external indebtedness.
Global Form and Registration
      The debentures will:

•	be issued in denominations of U.S.$5,000 and integral multiples of U.S.$5,000;

•	be represented by one or more global securities in fully registered form only, without coupons;

•	be registered in the name of a nominee of The Depository Trust Company (“DTC”) and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for The Canadian Depository for Securities Limited (“CDS”), Euroclear and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”); and

•	be available in definitive form only under certain limited circumstances, as described in the accompanying prospectus.

Payments of Principal and Interest
      The Province will make payments of principal of and interest on the debentures represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered owner of the debentures, which will receive the funds for distribution to the holders. The Province expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither the Province nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.
      If the debentures are represented by definitive securities, the Province will make its interest and principal payments to you by cheque or, at its option, by wire transfer.
      If the Province does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your debentures through DTC, the check will be mailed to DTC, as the registered owner.
      If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, the Province will make the payment on the next following banking day at such place. The Province will treat those payments as if they were made on the due date, and no interest on the debentures will accrue as a result of the delay in payment.
      If any money that the Province pays to the fiscal agent for the payment of principal of or interest on the debentures is not claimed at the end of two years after the principal or interest was due and payable, then the fiscal agent will repay the money to the Province on the Province’s written request. After any such repayment, the fiscal agent will not be liable with respect to those payments. However, the Province’s obligations to pay the principal of and interest on the debentures as they become due will not be affected by the repayment.
      Subject to applicable law, any payment of principal of or interest on the debentures will become void unless claimed within a period of six years from the date on which such principal or interest was due and payable. If any money that the Province pays to the fiscal agent for the payment of principal of or interest on the debentures is not claimed when such payment becomes void, then the fiscal agent will repay the money to the Province. After any such repayment, neither the fiscal agent nor the Province will be liable with respect to those payments.
Paying Agents and Transfer Agents
      Until the debentures are paid, the Province will maintain a paying agent in The City of New York. The Province has initially appointed Citibank, N.A. to serve as its paying agent. In addition, the Province will maintain a paying agent and a transfer agent in Luxembourg so long as any of the debentures are listed on the Luxembourg Stock Exchange and the rules of the Exchange require. Also, the debentures may be presented for registration of transfer or exchange at the office of the Luxembourg paying agent and transfer agent so long as the debentures are listed on the Luxembourg Stock Exchange. The Province has initially appointed Dexia Banque Internationale à Luxembourg, société anonyme to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.
Payment of Additional Amounts
      The principal of and interest on the debentures will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without deduction for or on account of any present taxes or duties of whatsoever nature, imposed or levied by or within Canada, or any province, political subdivision or taxing authority therein or thereof. If the Province shall be required to withhold any taxes or duties from any payments due under the debentures, the province will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that every net payment of the principal of and interest on the debentures to any such holder will be not less than the amount provided for in the debentures. The Province shall not, however, be obliged to pay such Additional Amounts on account of any such taxes or duties to which any holder is subject otherwise than by reason of his ownership of debentures or the receipt of income therefrom or which become payable as a result of any debenture being presented for payment on a date more than 30 days after the date on which the same becomes due and payable, or the date on which payment thereof is duly provided for, whichever is later.
Further Issues
      The Province may, without your consent, issue debt securities having the same terms and conditions as the debentures (or the same except for the payment of interest accruing prior to the issue date or except for the amount payable on the first interest payment date) and consolidate those debt securities to form a single series with the debentures.
Notices
      So long as the debentures are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange require, the Province will publish any notices to holders of the debentures in a leading newspaper having general circulation in Luxembourg, such as the D’Wort. If publication in a leading newspaper in Luxembourg is not practicable, the Province will give notices in another way consistent with the rules of the Luxembourg Stock Exchange.
Registration and Book-Entry System
      The Province will issue the debentures in the form of one or more fully registered global securities, registered in the name of a nominee of DTC, as depository. Transfers of beneficial ownership, payments of principal and interest and other functions will be carried out by the depository, as described in the accompanying prospectus.
      You may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Canada, through CDS, which in turn will hold its interests through DTC;

•	in Europe, through Clearstream, Luxembourg or Euroclear, which in turn will hold their interests through DTC; or

•	indirectly, through organizations that participate in any of these systems.
      CDS will hold its participants’ beneficial interests in the global security in its customers’ securities accounts directly through its account at DTC. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the debentures will be limited by the ability of their respective depositaries to carry out actions for them through DTC.
European Union Transparency Obligations Directive
      Directive 2004/109/ EC of the European Parliament and of the Council of the European Union on the harmonization of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market, such as a stock exchange, has been finalized but its application to the Province is not now clear. If the debentures are de-listed by the Province from the Luxembourg Stock Exchange, the Province will use reasonable efforts to list the debentures elsewhere. The Province will provide notice of de-listing to the Luxembourg Stock Exchange and will provide notice to registered holders in accordance with the terms of the debentures and publish a notice of de-listing in a leading newspaper having general circulation in Luxembourg.

CLEARANCE AND SETTLEMENT
      The Province has obtained the information in this section from sources it believes to be reliable, including from DTC, CDS, Euroclear and Clearstream, Luxembourg, and the Province takes responsibility for the accurate reproduction of this information. However, the Province takes no responsibility for the accuracy of the information itself. DTC, CDS, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Province nor the Paying Agent will be responsible for DTC’s, CDS’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will the Province or the Paying Agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.
The Clearing Systems
The Depository Trust Company
      DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.
      DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include certain of the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).
      Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.
      To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners.

The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
CDS
      The Canadian Depository for Securities Limited (“CDS”) was incorporated in 1970 and is Canada’s national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depository.
      CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal exchanges and also clears a substantial volume of “over-the-counter” trading in equities and bonds.
Euroclear
      Euroclear was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
      The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.
      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear

Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
      Distributions of interest and principal with respect to debentures held beneficially through Euroclear will be credited to cash accounts of Euroclear Participants in accordance with its rules and procedures, to the extent received by its depository in the United States.
Clearstream, Luxembourg
      Clearstream Banking (“CB”), société anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg (“Clearstream, Luxembourg”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ((“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant, either directly or indirectly.
      Distributions of interest and principal with respect to debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depository for Clearstream, Luxembourg.
Initial Settlement
      If you plan to hold your interests in the debentures through DTC, you will follow the settlement practices applicable to global security issues. If you plan to hold your interests in the debentures through CDS, you will follow the settlement procedures in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. If you plan to hold your interests in the debentures through Euroclear or Clearstream, Luxembourg, you will follow the settlement procedures applicable to conventional Eurobonds in registered form. If you are an investor on the settlement date, you will pay for the debentures with value on the settlement date and the entity through which you hold your interests in the debentures will credit your securities custody account.
Secondary Market Trading
      The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date (i.e., the date specified by the purchaser and seller on which the price of the securities is fixed).
Trading between DTC purchasers and sellers
      DTC Participants will transfer interests in the debentures among themselves in the ordinary way according to the rules and operating procedures of DTC governing global security issues.
Trading between CDS Participants
      CDS Participants will transfer interests in the debentures among themselves in the ordinary way in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds.

Trading between Euroclear and/or Clearstream, Luxembourg participants
      Euroclear and Clearstream, Luxembourg Participants will transfer interests in the debentures among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.
Transfers between DTC and CDS, Euroclear or Clearstream, Luxembourg
      Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through CDS, Euroclear or Clearstream, Luxembourg Participants, on the other, will be effected in DTC in accordance with DTC rules. However, these cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, then deliver instructions to DTC directly or through its depository to take action to effect final settlement on its behalf by delivering or receiving debentures in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. CDS, Euroclear and Clearstream, Luxembourg Participants may not deliver instructions directly to DTC or the respective depositories of Euroclear or Clearstream, Luxembourg.
      Due to time zone differences, credits of debentures received in Euroclear and Clearstream, Luxembourg as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits, or any transactions in those debentures settled during that processing, will be reported to the relevant Euroclear or Clearstream, Luxembourg Participant on that following business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of debentures by or through a Euroclear or Clearstream, Luxembourg Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.
Transfers between Euroclear, Clearstream, Luxembourg and CDS
      Cross-market transfers between Euroclear, Clearstream, Luxembourg and CDS Participants will be effected in DTC.
      When debentures are to be transferred from the account of a CDS Participant to the account of a Euroclear or Clearstream, Luxembourg Participant, the CDS Participant will transmit instructions to CDS on the settlement date. The Euroclear or Clearstream, Luxembourg Participant will transmit instructions to Euroclear or Clearstream, Luxembourg at least one business day before the settlement date. One business day before the settlement date, Clearstream, Luxembourg, and on the settlement date Euroclear, will transmit trade instructions to its respective U.S. depository. The beneficial interest in the debentures and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. depositories for Euroclear and Clearstream, Luxembourg.
      Although DTC, CDS, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time.

UNDERWRITING
      Subject to the terms and conditions of an underwriting agreement, dated April 5, 2005, the underwriters named below have each agreed to purchase, severally but not jointly, and the Province has agreed to sell to them, the principal amount of debentures set forth below opposite their names.

	Principal Amount
Underwriter	of Debentures

CIBC World Markets Corp.	U.S.$	157,500,000
Citigroup Global Markets Inc.		52,500,000
Credit Suisse First Boston LLC		28,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		28,000,000
National Bank Financial Inc.		28,000,000
RBC Capital Markets Corporation		17,500,000
TD Securities (USA) LLC		17,500,000
Scotia Capital (USA) Inc.		10,500,000
Bank of Montreal		3,500,000
Casgrain & Company (USA) Limited		3,500,000
WestLB AG		3,500,000

Total	U.S.$	350,000,000

      The underwriters have agreed to purchase all of the debentures if any are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, the other underwriters’ purchase commitments may be increased or the underwriting agreement may be terminated.
      The underwriters plan to offer part of the debentures directly to the public at the price set forth on the cover page of this prospectus supplement. They also may sell part of the debentures to dealers at the same price less a concession not in excess of 0.10% in respect of the principal amount of the debentures. After the initial offering of the debentures, the underwriters may vary the offering price and other selling terms.
      In connection with the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. In particular, the underwriters may:

•	over-allot in connection with the offering (i.e., apportion to dealers more of the debentures than the underwriters have), creating a short position in the debentures for their own accounts,

•	bid for and purchase debentures in the open market to cover over-allotments or to stabilize the price of the debentures or

•	if the underwriters repurchase previously distributed debentures, reclaim selling concessions which they gave to dealers when they sold the debentures.
      Any of these activities may stabilize or maintain the market price of the debentures above independent market levels. The underwriters are not required to engage in these activities, and if they do, they may discontinue them at any time.
      Although a listing agent in Luxembourg, on behalf of the Province, has applied to list the debentures on the Luxembourg Stock Exchange, these debentures are a new issue with no established trading market. The underwriters have advised the Province that they intend to make a market in these debentures. However, they are not obligated to do so and may discontinue their market-making activities at any time and without notice. Neither the Province nor the underwriters can give any assurances that a trading market for the debentures will develop, or that the liquidity of any such trading market (if one does develop) will be favorable.
      The debentures are being offered for sale in jurisdictions in the United States and other places where it is legal to make such offers. If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the place where you (a) purchase, offer, sell or deliver the debentures or (b) possess, distribute or publish any offering material relating to the debentures. Your compliance with these laws and regulations will be at your own expense.
      Each of the underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver, any of the debentures, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the debentures, in or from any jurisdiction except under circumstances that will to the best of its knowledge and belief after reasonable inquiry result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Province except as set forth in the underwriting agreement.
      Each of the underwriters has also agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the debentures in, from or otherwise involving the United Kingdom.
      Each of the underwriters has agreed that the debentures have not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has agreed that it has not offered or sold and will not offer or sell any debentures, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
      In addition, each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any debentures other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Ordinance; and it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the debentures, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
      Purchasers of the debentures may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.
      The Province has agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities. The Province has also agreed to pay the underwriters up to U.S.$125,000 as partial reimbursement of their expenses.

SOURCES OF INFORMATION
      All financial information regarding the Province is obtained from the Public Accounts for the Province of Manitoba or prepared by the Department of Finance. It is included on the authority of the Minister of Finance.
GENERAL INFORMATION
Listing
      A listing agent in Luxembourg, on behalf of the Province, has applied to list the debentures on the Luxembourg Stock Exchange in accordance with its rules.
Authorization
      The creation and issue of the debentures have been authorized pursuant to Order in Council No. 370/2004, dated September 15, 2004.
Governing Law
      The debentures will be governed by, and construed in accordance with, the laws of the Province of Manitoba and the laws of Canada applicable therein.
Litigation
      The Province is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the debentures, except for litigation or proceedings described in this prospectus supplement and the accompanying prospectus. The Province is not aware of any such litigation or arbitration proceedings pending or threatened.
Clearing
      DTC, CDS, Euroclear and Clearstream, Luxembourg have accepted the debentures for clearance through their clearance systems. The securities codes are:

CUSIP	ISIN	Common Code

563469FC4	US563469FC44	021711390
Additional Information
      For so long as the debentures are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, copies of the Province’s current and future annual reports, amendments to its annual reports and other information incorporated by reference may be obtained, free of charge, at the office of the listing agent in Luxembourg during normal business hours.
Luxembourg Paying Agent and Transfer Agent
      For so long as the debentures are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Province will maintain a paying agent and a transfer agent in Luxembourg.
European Union Withholding Tax Directive
      On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income. Under the Directive, Member States will (if equivalent measures have been introduced by certain non-European Union countries) be required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Austria, Belgium and Luxembourg will instead be required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).
No Material Changes
      Except as disclosed in the accompanying prospectus, there has been no material adverse change in the financial condition of the Province which is material in the context of the issue of the debentures since March 31, 2004.

Prospectus
PROVINCE OF MANITOBA
(Canada)
$1,000,000,000
Debt Securities
Warrants

          The Province will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities or warrants unless accompanied by a supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated November 4, 2003.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that the Province of Manitoba (the “Province”) filed with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf process, the Province may, from time to time, sell any combination of debt securities (the “Securities”) and warrants (the “Warrants”) described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the Securities and Warrants the Province may offer. Each time the Province sells Securities or Warrants under this shelf process, the Province will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION”.
WHERE YOU CAN FIND MORE INFORMATION
      The Province files annual reports, amendments to annual reports and other information with the SEC. These reports and amendments include certain financial, statistical and other information about the Province, and may be accompanied by exhibits. You may read and copy any document the Province files with the SEC at the SEC’s public reference room in Washington D.C. You may also obtain copies of the same documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a Web Site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically with the SEC.
      The SEC allows the Province to “incorporate by reference” the information the Province files with them, which means that the Province can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. The Province incorporates by reference the documents listed below.

•	The Province’s Annual Report on Form 18-K for the year ended March 31, 2003; and

•	All amendments to the Province’s Annual Report on Form 18-K for the year ended March 31, 2003 filed prior to the date of this prospectus.
      The Province also incorporates by reference all future annual reports and amendments to annual reports, and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934 until it sells all of the Securities and Warrants. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.
      You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling the Province at the following address:

Province of Manitoba
Department of Finance
Treasury Division, Room 9
Legislative Building
Winnipeg, Manitoba
CANADA R3C 0V8
(204) 945-1180
      You can also visit our Web Site at http://www.gov.mb.ca.
      You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. The Province has not authorized anyone to provide you with different or additional information. The Province is not making an offer of these Securities or Warrants in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.
USE OF PROCEEDS
      The Province will use the net proceeds from the sale of the Securities and Warrants to:

•	Make payments authorized or required to be made out of the Consolidated Fund of the Province for General Government Programs; and

•	Make loans and advances to various Crown corporations, agencies, boards and commissions, including The Manitoba Hydro-Electric Board (“Manitoba Hydro”), principally for refinancing maturing debt or for capital expenditures in connection with its capital construction programs.
DESCRIPTION OF SECURITIES
      The Province may issue Securities in distinct series at various times. This section summarizes the terms of the Securities that are common to all series. The financial terms and other specific terms of your series are described in the prospectus supplement that is attached to this prospectus. If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.
General
      The Securities, when issued, will be direct and unconditional obligations of the Province. The Securities are not secured by any of the Province’s property or assets. The Securities are not subordinated to any of the Province’s other general obligations and therefore rank equally with all the Province’s other unsecured and unsubordinated indebtedness. If, after the issuance of the Securities, the Province secures any present or future debenture, bond or note by any lien, pledge or other charge upon any of its present or future assets or revenue, the Securities will automatically be secured, equally and ratably by such lien, pledge or charge, with such other debenture, bond or note.

      Information Specified in the Prospectus Supplement. The prospectus supplement that relates to your Securities will specify the following terms:

•	Price of the Securities;

•	Title of the Securities;

•	The stated maturity date of the Securities on which the Province must repay principal;

•	The interest rate which the Securities will bear and, if variable, the method by which the interest rate will be calculated;

•	The date from which interest will accrue, the dates on which the Province must pay interest, and the record dates for payment of interest;

•	Where and how the Province will pay principal and interest;

•	Whether and in what circumstances the Securities may be redeemed before maturity;

•	Whether any amount payable in respect of the Securities will be determined based on an index or formula, and how any such amount will be determined;

•	Any foreign currency in which the Province may pay the Securities and the manner in which the principal amount would be translated in U.S. dollars, if necessary, such as to determine the principal amount outstanding when voting with other series of Securities;

•	Any alternate currency in which the Province may pay the Securities (whether at its option or yours), and the periods and terms for payment;

•	Whether any part or all of the Securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) securities; and

•	Any other terms of the Securities.
      If applicable, the prospectus supplement may also describe any special United States or Canadian federal income tax issues.
      The Province or affiliates of the Province may also sell certain outstanding securities issued by the Province and held by them. The prospectus supplement will state whether the Securities sold under this prospectus include any such outstanding securities.
Form, Exchange and Transfer
      The Securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples or as described in the prospectus supplement.
      You may exchange your Securities for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer your Securities at the office of Citibank, N.A., which acts as Paying Agent. You will not be required to pay a service charge to transfer or exchange Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made after the Paying Agent is satisfied with your evidence of title.
Global Securities
      The prospectus supplement that relates to your Securities indicates whether any of the Securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the Securities it represents. The global security will be registered in the name of a depository identified in the prospectus supplement or its nominee, and will be deposited with the depository, its nominee or a custodian.
      The global security will contain a legend that describes the restrictions on exchanges and transfers that may affect you. Some of these restrictions are described below.
      Limitation on Your Ability to Obtain Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depository or its nominee. Similarly, the global security will not be exchanged for Securities that are registered in the name of any person other than the depository or its nominee. An exception to these restrictions would be made only if:

•	The depository notifies the Province that it is unwilling, unable or no longer qualified to continue to act as the depository;

•	At any time the Province decides it no longer wishes to have all or part of the Securities represented by a global security; or

•	A default occurs that entitles the holders of the Securities to accelerate the maturity date and such default has not been cured.
      In those circumstances, the depository will determine in whose names to register any certificated (physical) Securities issued in exchange for the global security.
      The depository or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get Securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) Securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any Securities represented by the global security for any purpose; and

•	You cannot assert any right of a holder of the Securities unless you are authorized by the depository and the participant through which you hold your beneficial interest.
All payments on the global security will be made to the depository or its nominee.
      In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.
      Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depository or a nominee of the depository, such as securities brokers and dealers, are called participants. Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depository keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.
      When the depository receives payment of principal or interest on the global security, the depository is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.
      The depository and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depository and its participants may change these policies and procedures from time to time. The Province has no responsibility or liability for the records of owners of beneficial interests in the global security, or for payments made or not made to owners of beneficial interests in the global security. Also, the Province is not responsible for maintaining, supervising, or reviewing those records or payments. The Province has no responsibility or liability for any aspect of the relationship between the depository and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.
      Settlement of and Trading in Global Security. Beneficial interests in the global security will trade in the depository’s settlement system, which is a “same-day” (immediate) funds system. The Province does not know what effect the same-day funds settlement system will have on trading activity in beneficial interests in the global security.
Payment and Paying Agents
      On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a Security to the person in whose name the Security is registered at the close of business on the related “record date”. The record date will be specified in the prospectus supplement.
      The Province will make all payments of principal and interest on the Securities available to the Paying Agent on the designated dates in immediately available funds. The Paying Agent will in turn make payments to the owners of the Securities (or, in the case of a global security, to the depository or its nominee) as soon as possible.
Canadian Taxes
      C. Lynn Romeo, Crown Counsel of the Department of Justice of the Province of Manitoba, and Gardiner Roberts LLP, Canadian counsel for the underwriters or agents, if any, have provided opinions on the Canadian tax consequences of ownership of the Securities. In their opinions:

•	There are no withholding or other income taxes or capital gains taxes payable under the laws of Canada or of the Province in respect of the Securities or the premium thereon, if any, or the interest thereon by an owner who is not, and is not deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, the Securities in carrying on business in Canada; and

•	No estate taxes or succession duties are presently imposed by Canada or the Province.
      The Securities will provide that the principal thereof and the interest thereon will be free from all taxes, duties, charges or impositions, now or hereafter imposed by the Government of Manitoba or by any taxing authority in Manitoba under the jurisdiction of the Legislature of the Province, so long as the owner of the Securities is not a resident of, or domiciled within, the Province.
Warrants
      The Province may issue Warrants for the purchase of Securities, either separately or together with the Securities. The Warrants, if any, will be issued under Warrant Agreements between the Province and a bank or trust company, as Warrant Agent. The terms of any such agreement will be described in the prospectus supplement that relates to your particular Warrants. The prospectus supplement that relates to your particular Warrants will describe the following terms:

•	The terms listed under the heading “DESCRIPTION OF SECURITIES — General — Information Specified in the Prospectus Supplement”, as they relate to the particular Securities you have the right to purchase if you exercise your Warrants;

•	The amount of Securities each Warrant entitles you to purchase if you exercise your Warrants and the purchase price to you of those Securities;

•	The procedures you must follow and the conditions you must satisfy in order to exercise your Warrants;

•	The dates on which your right to exercise your Warrants begins and expires;

•	Whether and when your Warrants and any Securities issued together with your Warrants may be sold or transferred separately; and

•	Whether the certificates that represent the Warrants will be issued in registered or bearer form and, if issued in registered form, where the Warrants can be transferred and registered.
Enforceability and Governing Law
      The Province is a foreign government entity and your ability to sue the Province may be limited. The Province has not agreed to waive any immunity from jurisdiction, and it has not appointed an agent in the United States upon which process may be served for any purpose. If you obtain a judgment or order against the Province in a court outside Manitoba, you may not be able to enforce the judgment or order against the Province in Manitoba or elsewhere unless the Province agrees to waive its immunity. However, you may sue and obtain a judgment against the Province in the courts of Manitoba based on the Securities, and you are not required to obtain the consent of any public official or authority in order to do so. The Province does not have immunity in the courts of Manitoba from lawsuits based on the Securities whether or not the person who brings the lawsuit is a resident of Manitoba or a citizen of Canada. You are not required to serve written notice upon the Province before you sue.
      If you obtain a judgment or order against the Province in the courts of Manitoba, you may not be able to enforce it by execution. However, under current law, your judgment or order must be paid by the Minister of Finance out of the Consolidated Fund together with any interest that may have accrued by law, unless the Province obtains a suspension of payment by court order pending an appeal or otherwise.
      The Securities and the Warrants will not specify a governing law but will be authorized under the laws of Manitoba.
      The prospectus supplement that relates to your Securities or Warrants may update or supersede any of the information in this section or any other section of this prospectus.
DEBT RECORD
      The Province has always paid the full face amount of the principal of and premium and interest on:

•	Every direct obligation issued by it; and

•	Every indirect obligation which it has been required to guarantee, all promptly when due in the currency in which and the country where payable at the time of payment thereof, subject during wartime to any applicable laws and regulations forbidding trading with the enemy.
AUTHORIZED AGENTS
      The authorized agents of the Province in the United States are Ms. Pamela Wallin and Mr. Brian Schumacher, whose address is:

Canadian Consulate General
1251 Avenue of the Americas
New York, New York 10020
LEGAL OPINIONS
      An opinion as to the validity of the Securities and Warrants will be provided, on behalf of the Province, by one of the following: the Minister of Justice and Attorney General, the Deputy or Assistant Deputy

Attorney General, the Director or Assistant Director of Civil Legal Services of the Department of Justice of the Province, or a Crown Counsel of the Department of Justice of the Province.
      An opinion as to the validity of the Securities and Warrants will also be provided, on behalf of the underwriters, if any, by Gardiner Roberts LLP, 40 King Street West, Suite 3100, Toronto, Ontario M5H 3Y2 and Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004. Sullivan & Cromwell LLP will rely as to matters of Canadian and Manitoba law on the opinions of Gardiner Roberts LLP and of whoever of the persons listed above provides an opinion on behalf of the Province. Gardiner Roberts LLP and whoever of the persons listed above provides an opinion on behalf of the Province will rely as to matters of United States law on the opinion of Sullivan & Cromwell LLP.
PLAN OF DISTRIBUTION
General
      The Province may sell the offered Securities and Warrants (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers. The underwriters through which the Province may sell Securities and Warrants may include Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp. and Credit Suisse First Boston Corporation. The Securities and Warrants may be sold from time to time in distinct series by different means at prices that are negotiated and fixed or that vary based on market prices.
      Underwriters, dealers and agents that participate in the distribution of the offered Securities and Warrants may be underwriters as defined in the Securities Act of 1933 (the “Act”), and any discounts or commissions received by them from the Province and any profit on the resale of the offered Securities and Warrants by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in the prospectus supplement.
      The Province may agree to indemnify the underwriters, dealers and agents against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.
Delayed Delivery Arrangements
      The Province may authorize underwriters or other persons to solicit offers by certain institutions to purchase Securities and Warrants from the Province under “delayed delivery” contracts. Purchasers of Securities and Warrants under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Securities or Warrants on a date or dates stated in the prospectus supplement. Any delayed delivery contracts arranged by the underwriters will be entered into on or prior to the date of delivery to the underwriters of the Securities and Warrants to be purchased by them. Each delayed delivery contract will be for an amount not less than the respective amount stated in the prospectus supplement, and the total principal amount of Securities and Warrants sold under delayed delivery contracts will be no more or less than the respective amounts stated in the prospectus supplement.
      The institutions to which Securities and Warrants may be sold under delayed delivery contracts include: commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The Province must approve of every purchaser, and every delayed delivery contract must be authorized by the Province. Delayed delivery contracts will not be subject to any conditions except: (a) the purchase of the Securities or Warrants under the delayed delivery contract by a particular purchaser must be lawful at the time of delivery under the laws of any jurisdiction in the United States to which the purchaser is subject and (b) if the purchase is arranged by the underwriters, the sale of Securities and Warrants to the underwriters under the related underwriting agreement and terms agreement must have been completed.

      The underwriters or other persons who arrange delayed delivery contracts will not be responsible for the validity or performance of the contracts. The principal amount of Securities and Warrants each underwriter has agreed to purchase will be reduced by the respective amount of Securities and Warrants to be sold under delayed delivery contracts allocated to the underwriter as provided in the agreement among underwriters that relates to the Securities and Warrants.
PUBLIC OFFICIAL DOCUMENTS
      This prospectus, any prospectus supplement and any document incorporated by reference may include information that is identified as taken from publications of the Province or Canada, or of agencies and instrumentalities of the Province or Canada. Whenever information is identified in this manner, it is included or incorporated based on the authority of such publication as a public official document.

      The information included or incorporated by reference in this prospectus was supplied by the Minister of Finance of the Province of Manitoba in his official capacity as Minister duly authorized thereto by Order in Council.

PROVINCE OF MANITOBA

By:	Don Delisle

Assistant Deputy Minister of Finance

PROVINCE OF MANITOBA
Ministry of Finance
Legislative Building
Winnipeg, Manitoba
Canada R3C 0V8
LEGAL ADVISORS

To Province of Manitoba	To the Underwriters
Keri Ranson	Sullivan & Cromwell LLP
Crown Counsel	125 Broad Street
Department of Justice	New York, New York 10004
Legislative Building	U.S.A.
Winnipeg, Manitoba
Canada R3C 0V8	Gardiner Roberts LLP
40 King Street West
Toronto, Ontario
Canada M5H 3Y2
REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT
Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, New York 10013
U.S.A.
LUXEMBOURG LISTING, PAYING AND TRANSFER AGENT
Dexia Banque Internationale à Luxembourg, société anonyme
69 route d’Esch
L-2953 Luxembourg

U.S.$350,000,000

Province of Manitoba
(Canada)

4.45% Global Debentures Series FD due April 12, 2010

PROSPECTUS SUPPLEMENT

CIBC World Markets
Citigroup

April 5, 2005